Exhibit 16.1

March 22, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re: Alamo Energy Corp.

Commissioners:

We have read the statements made by Alamo Energy Corp., which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 5, as part of the Form 10-Q of Alamo Energy Corp. dated March 22, 2010. We agree with the statements concerning our Firm in such Form 10-Q. We have no basis to agree or disagree with any other statements made under Item 5.

Sincerely,

Quintanilla Accountancy Corporation

/s/ Quintanilla
Laguna Niguel, California